Companies Law, 1999 (hereinafter: the "Law")

A company limited by shares

Amended and Restated

Articles of Association

As of                      , 2008

of

Valor Computerized Systems Ltd.

(the "Company")

1.	Interpretation

1.1.	In these Articles of Association, the terms set forth hereinafter shall have the meaning appearing alongside them, unless the context requires otherwise:

1.1.1.	The "Articles" shall mean: these articles of association, as shall be amended from time to time;

1.1.2.	the "Board" shall mean: the board of directors of the Company, including, subject to the provisions of the Law, reference to any committees of the Board;

1.1.3.	The "Company" shall mean: the above-mentioned company; and

1.1.4.	The "Companies Law" or the "Law" shall mean: the Companies Law, 5759-1999, as shall be amended from time to time.

1.2.
In these Articles of Association, unless the text requires otherwise, the terms defined in the Companies Law or in any amendment to the Companies Law, shall have the meaning ascribed to them therein and words importing the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

2.	Name of the Company

The name of the Company shall be Valor Computerized Systems Ltd.

3.	Public Limited Company

The Company is a Public Company, the liability of its shareholders being limited to payment of the par value of the shares in accordance with the provisions of the Law.

4.	The Objects of the Company

4.1.	The Company shall be permitted to operate in any legal activity whatsoever in accordance with the requirements of the Company and the decisions of the Company.

4.2.	The Company may carry out any business as shall be decided by the Board.

4.3.
Without derogating from the generality of the provisions of sections 4.1 and 4.2 above, the Company may also contribute reasonable amounts to worthy causes, even such contributions that are not within the framework of its business considerations.

5.	Capital

The registered share capital of the Company is NIS 7,000,000divided into 70,000,000 ordinary shares, with a par value of 0.1 NIS each. The ordinary shares shall be equal in rights and in rank and shall constitute all the rights in the Company.

6.	Shares

The Company may issue shares that are preferred, deferred or redeemable or with any other special right, or restricted in respect of dividend distributions, voting rights, the return of share capital or other matters, all as determined by the Company.

6.1.
The Company may pay any person a commission for subscribing or getting others to subscribe, or for agreeing or getting others to agree to subscribe to the Company's shares, whether conditionally or unconditionally, provided that the rate or amount of the commission does not exceed 10% of the value of those shares, and the commission may be paid in cash or in the Company's shares paid up in full or in part, or partly in cash and partly in shares as aforesaid.

6.2.
The Company shall be permitted to change the rights of a particular class of shareholders by means of the consent in writing of the majority of the holders of the issued shares of that class or in accordance with a resolution adopted by an ordinary majority of those shareholders in a special general meeting. The provisions relating to general meetings shall apply to the said general meeting, mutatis mutandis, except that the quorum shall be at least two shareholders of such class, present in person or by proxy and holding or representing shares of such class conferring in the aggregate at least a majority of the outstanding voting power of such class.

6.3.
Subject to the provisions of the Articles, the shares shall be under the supervision of the Board, who shall be permitted to issue them, to grant options to purchase them or to acquire them in some other way, at any time and by any person according to the terms and conditions that the Board shall deem to be suitable at that time, whether at their nominal value or whether above their nominal value, and whether at a discount from their nominal value.

6.4.
The Company is entitled to regard the registered owner of any share as its absolute owner and shall not be required to recognize any shareholding by way of trust which has not been duly registered in the register of shareholders, and shall not be required to recognize any equitable, contingent, future or partial interest in any share or any claim or right with respect to any share, other than the right to entirety thereof in the registered owner.

6.5.
If according to the conditions of the issue of a share, the payment for the share is in installments, the registered shareholder at the date of repayment shall be responsible for the payment of any such installment to the Company at the date of repayment.

6.6.
A person who has acquired shares in the Company in any manner, including by virtue of a transfer or transmission of shares, shall not be entitled to receive any dividend or other moneys payable in respect of the shares, nor shall he be entitled to receive notices of, or to attend or vote at general meetings or to exercise any of the rights of a shareholder subject to the provisions of the Articles until he is registered as the owner of the shares in the Company's Register of shareholders.

7.	Liens

7.1.
The Company shall have a first and preferential lien on all the registered unpaid up shares registered in the name of each shareholder (whether alone or jointly with others) to secure all the monies due for the said shares, whether or not the time for payment has arrived and in order to secure each shareholder's debts, separately or together with others, towards the Company, whether or not the time for repayment or performance has arrived. The lien will also apply to any dividends announced from time to time on such shares.

7.2.	The Company may sell any share on which it has a lien in any manner the Board sees fit, in accordance with the mechanism provided in article 9below.

7.3.
Any balance of the proceeds of the sale which remain after payment of the amount in respect of which the date of payment has arrived, shall be paid to whoever is entitled to the share on the day of the sale, subject to the right of lien on the amounts whose date of payment is not yet due, as in respect of the right of lien in relation to the share before its sale; the purchaser shall be registered as the share's owner, and it is not his responsibility to see to the utilization of the purchase price, and his right to the share shall not be affected by any fault or error in the procedure of sale.

7.4.
The provisions of section 9.6 of the Articles relating to the affidavit of a Director regarding a share that was forfeited shall apply mutatis mutandis, to a share which has been sold pursuant to a lien as described above, and the Company shall deliver such affidavit to the purchaser who requests it.

8.	Calls on Shares

8.1.
The Board may from time to time make calls upon the shareholders in respect of any moneys unpaid on their shares which according to the issue terms, are not made payable at a fixed date. Each shareholder shall pay to the Company, at the time and place specified by the Board the amount called on his shares. A call made by the Board may be made payable by installments and shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed.

8.2.	A notice regarding any call shall be given not less than 14 days in advance and shall specify to whom the required amount should be paid, and the time and place of payment, provided that the Board may, prior to the time of payment, by a written notice, revoke or postpone the call.

8.3.	If any sum which, by the terms of issue of a share or otherwise, becomes payable at any fixed date or in fixed installments, whether on account of the nominal amount of the share or by way of premium, it shall be paid as if such amounts had been duly called by the Board and that the Board had been furnished with the requisite notice, and that all the relevant provisions of the Articles as to calls on shares shall apply to any such sum or installment.

8.4.	The joint holders of a share shall be jointly and severally liable to pay all calls and installments in respect thereof.

8.5.
Without derogating from the right of forfeiture under any law and/or pursuant to these Articles, if the sum called in respect of a share, or an installment or a sum payable on a specific date under the terms of issue, shall not be paid until after the day appointed for payment thereof, then the holder of the share shall pay interest from the day appointed for payment thereof to the time of actual payment at a rate established by the Board, which will approximate the current maximum rate of interest applicable under Israeli law to bank overdrafts, or at a lower rate, or to demand either linkage differentials based on any cost of living index published by any official governmental agency, or linkage differentials based on foreign exchange rates, in addition to the prevailing rate of interest for loans linked to the index or to foreign exchange rates (hereinafter such interest to include linkage differentials as aforesaid) or any other interest at a lower rate, as the Board may from time to time determine at its sole discretion and to determine different interest rates or methods of linkage in respect of different periods and/or in respect of different shareholders. Such interest shall be payable for the period commencing on the day payment was due, until the date such payment was actually made. The Board shall be at liberty to waive payment of such interest wholly or in part.

8.6.
No shareholder shall be entitled to receive any dividend or to exercise any privileges as a shareholder in respect of any shares not fully paid-up until he shall have paid all calls and interest (if any, pursuant to section 8.5 above) for the time being due and payable for every share held by him whether alone or jointly with any other person.

8.7.
The Board may, if it deems fit, receive advance payments, whether in full or in part, on account of shares not fully paid-up and whose date of payment is not yet due and may pay interest on such amounts at a rate, as may be agreed upon between the Board and the shareholder paying such sum in advance with regard to a period that shall not exceed the date of actual payment and the date that the payment was due to be made.

9.	Forfeiture of Shares

9.1.
If a shareholder fails to pay in full any call or installment for a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid, serve written notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

9.2.
Such written notice as in section 9.1 hereinabove shall provide for an additional date for repayment which shall be no earlier than 14 days after the notice and shall state that if the amount is not paid within this time the share regarding which payment has been demanded and not received shall be forfeited.

9.3.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, be forfeited by the Board.

9.4.
Any share so forfeited may be sold, re-allotted or otherwise disposed of as the Board may deem fit. The Board may, at any time before the sale, re-allotment or disposition of a forfeited share, revoke such forfeiture under such terms and conditions as the Board sees fit.

9.5.
Any person whose shares have been forfeited shall thereupon cease to be a shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares. Such obligation shall be discharged when the Company shall have received all amounts due for the forfeited shares.

9.6.
An affidavit containing a statement by a Director affirming that a specified share has been properly forfeited as of the date of such affidavit, will constitute conclusive proof as to the contents thereof in respect of any person claiming an interest in such share. Such affidavit together with a receipt from the Company for the consideration, if given, with respect to the sale or transfer of such share, shall confer a right in such share, and the purchaser or transferee of such share will be registered as the owner of the share and he shall not be liable for the use made of the sales proceeds, if any, paid by him and further, his right in such share shall not be affected by any defect resulting from the mechanism of the forfeiture, sale, or transfer.

9.7.
The provisions of the Articles with regards to forfeiture shall also apply to any non payment of an amount payable, under the terms of the issue of a share, at a fixed date, whether for the nominal value of the share or as premium, as if such amount was payable by reason of a duly made and notified call.

9.8.
The provisions of the Articles regarding forfeiture of shares shall in no way derogate from any relief available to the Company against a shareholder by virtue of the Contracts Law (Remedies for Breach of Contract) 573l-l970, or by virtue of any other law.

10.	Share Warrants

The Company may issue share warrants, and accordingly the Board may in its sole discretion, with respect to any share which is fully paid up, on application in writing signed by the person registered as holder of the share, and authenticated by such evidence, if any, as the Board may from time to time require as to the identity of the persons signing the request, and on receiving the certificate, if any, of the share, and the amount of the stamp duty on the warrant and such fee as the Board may from time to time require, issue under the Company's seal a warrant, duly stamped, stating that the bearer of the warrant is entitled to the shares therein specified, and may provide by coupons or otherwise for the payment of dividends, or other moneys, on the shares included in the warrant. For the removal of doubt, nothing in the aforesaid shall obligate the Company in any way to issue share warrants and any decision in this matter shall rest solely with the Company, in its absolute discretion.

10.1.
A share warrant shall entitle the bearer to the shares included in it, and shares shall be transferred by the delivery of the share warrant, and the provisions of the regulations of the Company with respect to transfer and transmission of shares shall not apply thereto.

10.2.
The bearer of a share warrant shall, on surrender of the warrant to the Company for cancellation, and on payment of such sum as the Board may from time to time prescribe, be entitled to have his name entered as a shareholder in the register of shareholders in respect of the shares included in the warrant.

10.3.
No person shall, as bearer of a share warrant, sign a requisition for calling a meeting of the Company, or attend, or vote, or exercise any other privilege of a shareholder at a meeting of the Company, or be entitled to receive any notices from the Company; but the bearer of a share warrant shall be entitled in all other respects to the same privileges and advantages as if he were named in the register of shareholders as the holder of the shares included in the warrant, and he shall be a shareholder of the Company.

10.4.
The bearer of a share warrant may at any time deposit the warrant at the office of the Company, and so long as the warrant remains so deposited the depositor shall have the same right of signing a requisition for calling a meeting of the Company, and of attending and voting and exercising the other privileges of a shareholder at any meeting held after the expiration of two clear days from the time of deposit, as if his name were inserted in the register of shareholders as the holder of the shares included in the deposited warrant. Not more than one person shall be recognized as depositor of the share warrant. The Company shall, on two days written notice, return the deposited share warrant to the depositor.

10.5.	The Board may from time to time make rules as to the terms on which, if they shall think fit, a new share warrant or coupon may be issued by way of renewal in case of defacement, loss, or destruction.

10.6.	The Board may, at its sole discretion decide that the provisions of this section 10 shall not apply indefinitely or for any period of time.

10.7.	For the removal of doubt, the provisions of this section 10 shall not apply as long as the Company issues global share certificates pursuant to sections 13.1 and 13.2.

11.	Transfer of Shares

11.1.	Any transfer of shares shall require a transfer form as stated in section 11.3 below.

11.2.
Every transfer of shares must be in writing, and shall not be registered unless a duly executed instrument of transfer is lodged with the Company. The instrument of transfer shall be signed by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register as the owner of the transferred share.

11.3.	The instrument of transfer shall be in the following form or as close to it as possible, or in such other form as the Directors shall approve:

“I, ______________ of ____________ (the “Transferor”) transfer to _______of_________ (hereinafter the “Transferee”), in exchange for the share(s) registered as number __________ of Valor Computerized Systems Ltd., and it shall be transferred to the transferee on the same terms as I, the transferor, held it at the time of the signing of this Deed and the Transferee agrees to hold the share on such terms.

IN WITNESS THEREOF, the parties have executed this Agreement as of the ___day of _______ .

(Signature of transferor) (Witness to the signature of the Transferor)(Signature of transferee)

(Witness to the signature of the transferee.)

11.4.
Without derogating from any other restriction on the transfer of shares in the Articles, the Board shall be permitted to refuse any transfer of shares that have not been, as of yet, fully paid up and may refuse to register any transfer of shares that the Company has a lien over. The Board shall also be permitted to close the register of transfer and the Register of shareholders during the period of time they deem to be relevant but only as long as this period shall not be in excess of thirty days per annum.

11.5.	The Board is permitted to refuse to approve a share transfer form until

11.5.1.	A share transfer form is deposited in the Company’s registered Office for the purpose of registration with the Share Certificate, (if existing) to be transferred attached; and until:

11.5.2.	Any reasonable evidence which the Board shall request in order to ascertain the rights of the transferor to transfer his share has been provided to the Board by the Transferor.

11.6.
The share transfer forms to be registered shall remain in the possession of the Company, however, any share transfer form which the Board shall refuse to register, shall be returned to the person that delivered it to the Company.

12.	Transmission of Shares

12.1.
In case of the death of a shareholder (not being a joint owner of a share), the executors or administrators of the deceased or the legal heirs of the deceased shareholder where there is no executor or administrator, shall be the only persons recognized by the Company as having any title to his shares.

12.2.	If a share is registered in the names of two or more persons - the Company shall recognize only the surviving owners as the persons having rights in the share.

Nothing in the aforementioned clause shall be construed as releasing the estate of a deceased joint shareholder from any liability in respect of the shares jointly held by him with other persons.

12.3.
Any person entitled to shares in consequence of the death of a shareholder shall be registered as a shareholder with respect to these shares upon presenting the Board with an Inheritance order or an order of probate of a will or an order appointing an administrator by the competent Court, or such other evidence as may be sufficient in the opinion of the Board to prove that he is entitled to be registered as the shareholder in accordance with the Articles or which will prove his title to these shares, and subject to the provisions with regard to limitations on transfers herein contained, may transfer such shares. The Board may refuse or defer such registration in the same manner that they were entitled to so do if the deceased had transferred the share prior to his death.

12.4.
A receiver or a liquidator of a shareholder being a company or trustee in bankruptcy or an official receiver of a bankrupt shareholder may, with the consent of the Board (whose consent is not mandatory) and upon producing such evidence as may be sufficient in the opinion of the Board proving that he is entitled to appear in such capacity or evidence proving his title, be registered as a shareholder of such shares and subject to the provisions with regard to limitations on transfers herein contained, may transfer such shares.

13.	Share Certificates

13.1.
Share certificates, if issued, under the corporate seal of the Company and shall bear the signature of one Director, or of any other person or persons authorized by the Board. Without limiting the generality of the foregoing, the Company shall be entitled to issue one or more global share certificates representing shares held, or to be held, through a book-entry system.

13.2.
Each shareholder, shall be entitled to request that the Company issue to it one numbered certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. Notwithstanding the foregoing, in the event that the Company has issued one or more global certificates representing shares of the Company, the holders of the shares represented by such global certificates shall be entitled to receive definitive certificates representing their shares only in the sole and absolute discretion of the Board.

13.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of shareholders in respect of such co-ownership.

13.4.
A share certificate which has been defaced, lost or destroyed may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board in its sole discretion deems fit.

14.	Redeemable Shares

Subject to the provisions of the Companies Law, the Company may issue redeemable shares and may redeem them in accordance with the terms prescribed by it.

15.	Alteration of Capital

15.1.
The General Meeting of the Company may increase the share capital by an amount which shall be divided into shares of such amounts and classes as stated in the resolution approved by the General Meeting.

15.2.
New shares shall be issued under the terms and limitations and with the same rights and privileges as the resolution creating such shares shall direct and if there is no direction, as the Board so directs.

15.3.
In addition to the above and subject to any contrary direction in the resolution for the increase of share capital, the shares shall be issued from the original or increased capital of the Company to such individuals under such conditions, all as prescribed by the Board in its absolute discretion.

15.4.
Unless otherwise required by the resolution increasing the capital, and in addition to the abovementioned, the new shares shall be subject to the payment of calls, lien, forfeiture, transfer, transmissions and other provisions applying to the shares of the existing share capital.

15.5.	The Company may, subject to the provisions of the Law, by a resolution:-

15.5.1.	Consolidate all or any of its share capital into shares of larger amount than the nominal amount of the existing shares;

15.5.2.	Sub-divide its shares or any of them into shares of a smaller nominal amount.

15.5.3.
Cancel any shares which at the date of the approval of the resolution to cancel them have not been acquired by any person and which the Company has not, including by a conditional undertaking, undertaken to issue.

15.6.
The General Meeting may decrease its share capital, its special reserve for share redemption, and any other account containing premiums paid for shares, provided that such action is done in accordance with the agreements and requirements set forth in the Law.

16.	General Meetings

16.1.	General Meetings shall be held in accordance with the provisions of the Law.

16.2.	The Board may, whenever it deems fit, convene an extraordinary general meeting in accordance with the provisions of the Law.

16.3.
As long as the Company's shares are traded on a stock market or exchange outside of Israel only, notice of the convening of a meeting shall be given pursuant to the rules applicable thereon and in the absence or cessation of such rules, as determined by the Board.

16.4.
No matter shall be discussed at a meeting unless a quorum is present at the start of such meeting. A quorum shall be constituted by the presence of at least two shareholders, present in person or by proxy and holding or representing shares conferring, in the aggregate, at least one-third of the voting rights in the Company, within half an hour of the scheduled time for the meeting.

16.5.
If within thirty minutes after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place and this without the need to serve special notice of such adjourned meeting, or to a day, time and place the board shall determine in a notice to the shareholders (in accordance with section 16.3) above. If at such adjourned meeting a quorum as above defined is not present within thirty minutes after the time appointed for holding the meeting, at least two shareholders present in person or by proxy shall constitute a quorum. Such adjourned meeting shall not consider any matter other than matters that were on the agenda of the adjourned meeting.

16.6.
The Chairman and the Deputy-Chairman of the meeting shall be appointed by the Board and they shall serve for the duration of the Board's tenure. If no such Chairman was appointed or in his absence, the Deputy-Chairman shall serve as chairman of the meeting and if neither of the two were appointed or present within fifteen minutes from the time appointed for holding the meeting, the shareholders present shall appoint a substitute chairman from amongst them.

16.7.
The chairman, may, with the consent of any meeting at which a quorum is present, adjourn any meeting to different time and/or place, and must so adjourn if demanded to do so by the meeting, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting, but otherwise it shall not be necessary to give any notice of an adjournment or of the business to be transacted at the adjourned meeting.

16.8.	No random omission or accidental error in the delivery of notice for a meeting shall invalidate any resolution passed at such meeting.

16.9.	[Intentionally omitted]

16.10.	The General Meeting may hold meetings by use of any means of communication enabling the participating to communicate with one another.

17.	Votes of shareholders

17.1.
Subject to the provisions of the Law or as otherwise specified in these Articles, the adoption of a resolution at a General Meeting shall be by a count of votes and requires approval by the holders of a majority of the shares represented at the meeting, in person or by proxy, and voting thereon. A declaration by the chairman that a resolution has been carried or has been carried unanimously or by a specified majority, or deferred and an entry to that effect in the register of protocols of the Company, shall be prima facie evidence of the correctness of such declaration. There shall be no further need to prove the number or percentage of the votes for or against such resolution.

17.2.
If the number of votes for and against the resolution were equal, the suggested resolution shall be as if rejected and the Chairman in which meeting the voting occurred shall not be entitled to another vote or the casting vote

17.3.
If a vote is demanded for the adjournment of the meeting this vote shall take place immediately; but if the vote is demanded for any other reason it shall take place at a time determined by the Chairman.

17.4.
Subject to any special privilege or restriction for the time being attached to any class or classes of shares, by the Articles, every shareholder present in person or by proxy shall have one vote for each share of which he is the holder or the number of votes granted to him by the class or classes of shares of which he is the holder. A shareholder or his representative for purposes of the vote may vote less than all of the shares under his control, or may vote a portion of such shares in a manner diverging from the vote of the remaining shares.

17.5.
In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the shareholders Register.

17.6.	A shareholder who is mentally retarded or judged legally incompetent by an authorized court of law may vote by his guardian or by an individual designed by the court.

17.7.
No shareholder shall be, unless he received the Board's consent to it, entitled to vote at any general meeting in respect of any share held by him unless all calls and other sums presently payable by him in respect of this share have been paid.

17.8.
Votes may be exercised either personally or by proxy or, if the shareholder be a corporation or other entity, by a representative, duly authorized by such corporation or entity, as applicable, and as regards issues determined by the Law or the Articles, also by ballot, in the accordance with the provisions applying in this regard to public companies whose securities were offered to the public outside of Israel or which are registered for trading outside of Israel only.

17.9.
An instrument appointing a proxy shall be in writing and signed by the principal or by his representative duly authorized in writing, and if the principal is a corporation, then it shall be made with the corporate seal or by an officer of the Company or an authorized signatory designated for such purpose.

17.10.
An instrument appointing a proxy or a power of attorney or other instrument of designation by which the appointment was made, or a copy thereof certified by a Notary Public or by another method acceptable to the Board, shall be deposited at the registered office of the Company.

17.11.	An instrument appointing a proxy for a vote may be in the following form, or in an alternative form designated by the Board:

I, ___________ of ________________, Passport/I.D. No____________ as. a shareholder of _____ shares of Valor Computerized Systems Ltd. hereby appoint _____________________of __________ as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ______ day of ___________________ and at every adjournment thereafter.

"As witness my hand this ____ day of ____200___.

"Signed: (shareholder's Name)"

17.12.
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the prior death or incapacity of the principal or the transfer of the share in respect of which the proxy was given, unless notification in writing of such death, incapacity or transfer shall have been received at the office prior to the commencement of the meeting.

18.	Directors

18.1.
The number of Directors shall be determined from time to time by the General Meeting of the Company by ordinary resolution, provided they shall not be less than 7 and not more than 15, at least two of whom shall be Outside Directors (as such term is defined in the Law); provided that any decrease of the number of Directors to less then 7 or increase to more than 15, shall require the affirmative vote of at least 75% of the shareholders present, in person or by proxy, and voting at such General Meeting.

18.2.
Outside Directors shall serve on the Board according to the number required by Law, will be appointed and removed pursuant to the Law and shall be governed by the relevant provisions of the Law which apply to such Outside Directors.

18.3.
Any Director shall assume his position as Director on the date of his election to the Board of Directors, unless a later date has been designated in the resolution appointing such Director and shall therefore be a member of the same class of his or her predecessor.

18.4.	To be a Director there is no obligation to be a shareholder in the Company.

18.5.
The Board shall have power at any time and from time to time to appoint any person to be a Director, either to fill an occasional vacancy or as an addition to the existing Board, so long as the total number of Directors shall not at any time exceed the maximum number prescribed by the Articles.

18.6.
The continuing Directors may act notwithstanding any vacancy or vacancies in the Board. But if the number of Directors is reduced below the minimum number fixed by the Articles, the continuing Directors may act for the purpose either of filling vacancies in the Board in order to fulfill the minimum number of director requirement as prescribed by the Articles or of summoning a general meeting of the Company for this purpose.

18.7.	The Directors shall be entitled to receive from the Company such remuneration for their service on the Board as from time to time may be determined, if at all, by the Ordinary General Meeting.

18.8.	A Director shall be entitled to be paid all reasonable traveling, hotel and other expenses properly incurred by him in attending the meetings of the Board of

Directors or in connection with fulfilling his duties as a Director. A director required to render special services to the Company or to make special efforts for any of the objects of the Company or to travel abroad or stay abroad, or otherwise shall be paid by the Company remuneration of a fixed sum or otherwise, as the Board may determine.

The office of director shall be automatically terminated, in addition to any relevant provision in the Law, in any of the following events:

(a)	by his death, - upon its being dissolved or wound up;

(b)	If he be incapacitated;

(c)	If he becomes bankrupt or makes any arrangement of compromise with his creditors;

(d)	If the Company, at General Meeting fails to re-elect him.

(e)	If the director is an employee and/or serves on the board of directors of a competitor of the Company.

(f)	if he has resigned, or was removed according to the provisions of Section 229-231 of the Law.

(g)	if he was convicted of a felony according to the provisions of Section 233 of the Law.

(h)	if a suitable legal instance declared that his term is over according to the provisions of Section 232 of the Law.

19.	Powers and responsibilities of the Board

19.1.
The directors shall constitute the authority of the Company and they shall supervise the performance of the duties of the General Manager relating to the operation of the Company and they shall be permitted to adopt any of the Company’s powers which are not within the jurisdiction of another organ of the Company, according to the Law or according to the Articles. No regulation of a General Meeting shall invalidate any prior act of the Board performed within the power of the Board.

19.2.
The Board of Directors may instruct the General Manager how to act in a certain matter; in the event that the General Manager does not comply with such instruction or where the General Manager is unable to exercise his powers, the Board of Directors may exercise the requisite power to implement the instruction in his stead.

20.	Power to Borrow

20.1.	The Board in its discretion may, from time to time, borrow funds or guarantee the payment of any sum or sums as need by the Company.

20.2.
The Board may secure the payment of such sums in the same manner and under the same conditions as it deems fit, whether by means of issuing debt securities, debentures, or stock of debentures, against either a floating charge on all or a portion of the Company's property whether owned now or in the future, including capital not yet called, or against liens or other security interests of any kind.

20.3.
Any debt securities, debentures, stock of debentures or other security interest may be issued at a discount or a premium or in any other matter and with any other pre-financial redemption, conversion, or allotment rights.

21.	Proceedings of the Board

21.1.
The Board may meet together for the transaction of business, adjourn and otherwise regulate their meetings as they think fit, including the holding of meetings by means of varied communication equipment or by holding the meeting without the actual convening of the meeting, subject to the provisions of the Law and in addition may determine the quorum necessary for the transaction of business. Unless otherwise determined by the Board the quorum necessary for the commencement of a Board meeting shall be, whether in person or by proxy, a majority of the Directors, present within half an hour of the scheduled time for the meeting.

21.2.	The Board of Directors shall convene according to the Company's needs, at least once every three months.

21.3.	The agenda of the Board Meeting shall be prescribed by the Chairman of the Board according to the provisions of the Law.

21.4.
Any Notice for a meeting of the Board shall include a reasonable description of all the matters on the agenda. Notice of a Board meeting may be given by word of mouth, by telephone, in writing, by fax, e-mail or any other method of communication, provided that such notice shall be given at least 24 hours prior to the time fixed for the meeting, unless all the Directors who are entitled to receive notices shall agree to relinquish their right to receive any such notice.

21.5.
A Director absent for the time being from Israel shall not be entitled to receive notice of a Board meeting during his absence unless he provides the Company with the details of an address for the delivery of such notice.

21.6.	[Intentionally omitted]

21.7.	Questions arising at any Board meeting shall be determined by a majority of those attending the meeting.

21.8.	In case of an equality of votes the chairman shall not be entitled to an additional or casting vote.

21.9.
The Board may elect a member of the Board as Chairman of the Board and determine the period for which he is to hold office. They may also discharge such Chairman and elect another in his stead. If at any meeting the Chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may elect another to be Chairman of the meeting.

21.10.	Any meeting of the Board where a quorum is present may enjoy all the authority, power, and discretion for the time being vested in the Board or usually exercised by it.

21.11.
The Board may, regarding certain matters but always subject to the provisions of the Law, delegate any of their powers to committees consisting of such Directors as they think fit, and it may cancel such delegations. Any committee so formed shall in the exercise of the powers so delegated conform to any directions that may be imposed on it by the Directors. The meetings and proceedings of such meetings of such a committee, composed of two or more Directors present during the entire course of the meeting, shall be conducted in accordance with the provisions of the Articles with regard to the meetings and proceedings of the Board, mutatis mutandis, subject always to the regulations of the Board in appointing committees or at any time thereafter.

21.12.	A resolution approved or an act performed by a Committee of the Board shall be effective for all purposes as an act performed by the Board or as a resolution passed at a meeting of the Board.

21.13.
Any action of a meeting of Directors or of a committee of Directors, or by any person acting as a Director shall not be made invalid because of any defect in the appointment of any such Director or person acting as aforesaid, or the fact that they were not fit to be appointed as a Director.

21.14.	A resolution in writing signed by all the Directors shall be as effective for all purposes as a resolution passed at a meeting of the Board duly convened, held and constituted.

22.	Other office holders

Office Holders in the Company, other than Directors and the General Manager, shall be appointed and dismissed by the General Manager.

23.	Committees of the Board

The Board may establish Committees and appoint members of the Board to serve on such committees. Subject to the provisions of the Law, the Board may delegate any or all of its powers to its committees, as it deems appropriate, and may from time to time revoke such delegation.

24.	General Managers

24.1.
The Directors may from time to time appoint one or more persons (whether or not he be a director) to be a General Manager or General Managers of the Company either for a fixed period or without limitation of time, and they may terminate such appointment and appoint a substitute General Manager or General Managers, as the case may be).

24.2.	A General Manager shall receive such remuneration as the Board may from time to time determine. Such remuneration may be either by way of salary,

fees, or profit sharing, or by a combination of same, or in any other legal manner.

24.3.
In accordance with the provisions of the Law, the Board may from time to time delegate to the General Manager at the time such of their powers under the Articles as they may think expedient, and they may delegate such powers for such time, and for the purposes and for the periods and under the terms and restrictions as they may think expedient. These powers may be granted either parallel to the powers of the Board in such area or outside or instead of all or any of them, and they may from time to time cancel, suspend, alter, or replace any or all of such powers. The General Manager may, with the Board's approval, delegate any of his powers to another person subordinate to him.

25.	Signature Rights

25.1.
The Board may from time to time determine the persons authorized to act and/or sign documents on behalf of the Company either generally or on specific documents of indebtedness and the Board may restrict or limit the extent of the authority so granted. The Board may grant the power to act or sign to a single director and/or directors, a manager and/or managers and/or agents and/or other individuals as the Board shall determine, and the Board shall also determine in its discretion, the combination of signatures required to bind the Company.

25.2.
The Company may have a seal and/or rubber stamp for the purpose of stamping its name on documents to be signed and if the Board so determines, documents binding the Company shall carry the seal or stamp in addition to the signatures required by section 25.1 above. Except in the cases where the seal or rubber stamp is required as specified above the Company shall be bound in respect of documents signed on its behalf by such person or persons authorized by the Directors to sign on behalf of the Company in accordance with section 25.1, together also with the written or typewritten name of the Company.

26.	Secretary and Power of Attorney

26.1.	The General Manager may, in its discretion from time to time appoint for the Company a secretary or secretaries, clerks, officers, employees, agents, and attendants for fixed, temporary or special tasks. Similarly, the General Manager may terminate in its absolute discretion the service of one or more of the aforementioned from time to time and at any time.

26.2.
The Directors may determine the extent of the authority, functions, salary and remuneration of any of the individuals mentioned in section 26.1 above and have the authority to demand securities in such cases and in such amounts as they see fit.

26.3.
The Board may at any time, and from time to time, grant a power of attorney to any person to serve as the Company's empowered agent for such purposes, with such authority, for such time period, and under such conditions which the Board determines fit, subject only that such authorities shall not exceed those vested in the Board.

Such appointment may include provisions for the protection and direction of such empowered agents. Such appointment may also grant to such attorneys in fact the authority to transfer such powers granted to them to others.

27.	Dividends

27.1.
The Board may decide on the distribution of a dividend and may prescribe the time for such distribution and the determining date for entitlement to such distribution, both in relation to interim or final dividends. The Board's decision to distribute final dividends shall be subject to approval by the General Meeting, after the Board's recommendation was brought before it; the General Meeting may accept the recommendation or reduce the amount, but it may not increase it.

27.2.
The Board may in each year, before recommending any distribution of dividend, set aside out of the profits of the Company available for distribution, such sums as it deems proper as a restricted reserve or general reserves which shall, at the discretion of the Board be applicable for special purposes or for the equalization of Dividends or for any purpose to which the profits of the Company may be properly applied and pending such application may also at the discretion of the Board either be invested in the business of the Company or be invested in such investments as the Board may from time to time think fit.

27.3.
Except insofar that any special rights regarding dividends attaching to any share must be considered, all dividends shall be paid according to the amounts paid up on or credited as paid against the nominal value of the shares regardless of premiums paid thereon. But no amount paid up in advance on a share, in advance of calls and in advance of the time for payment and upon which the Company pays interest, shall be deemed, for the purposes of this section, as paid up on the share.

27.4.
Except insofar as the rights attaching to, or the terms of issue of any share otherwise provide, any shares paid up or credited as paid up in full or in part within any period in respect of which dividends are paid, shall entitle their holder to dividends pro rata according to the amounts paid up or credited as paid up on the nominal value of the shares on a pro rata temporis basis.

27.5.	The Board may from time to time pay to the shareholders such interim dividends as appear to the Board to be justified by the profitability of the Company.

27.6.
Any general meeting declaring a dividend may direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures or stock of the Company or shares or stock of debentures of any other company or by a combination of these ways.

27.7.	The Company shall not pay interest on any dividend.

27.8.	Each of the persons who are registered as jointly holding a share may give valid receipts for any dividends paid on such shares.

27.9.	Notice of the declaration of dividends shall be delivered to anyone entitled to receive part of such dividend, as provided below.

27.10.	If in the share capital of the Company, there exist shares with varying par values, dividends or bonus shares shall be distributed pro rata to the par value of such shares.

28.	Capitalization

28.1.
Any general meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalize all or part of any undivided profits standing to the credit of any reserve or of any other moneys or surplus which may by law be distributed as dividends or monies derived as premiums paid on shares, or reserves deriving from a revaluation of the assets used for the full or partial payment of shares or of debenture of the Company whether according to the nominal value or the premium. The said shares or debentures shall be distributed among the shareholders in the same proportion in which they are entitled to the distribution of dividends. Bonus shares divided in respect of any shares shall be of the same class as the shares in respect of which they were distributed, unless the general meeting has decided to distribute to all shareholders bonus shares of the same class.

28.2.
For the purpose of carrying out any resolution passed by the General Meeting as aforesaid the Board may, at its absolute discretion, settle as it thinks fit any difficulty arising as to any distribution; specifically it may pay for such fractions either in cash or otherwise, or determine that fractions the value of which is less than the lowest par value of the shares shall not be taken into account for the purpose of adjusting the shareholders rights. The Board may also deposit such monies in trust for the beneficiaries as the Board may think fit.

28.3.
On each occasion that the Company makes any issue of Bonus shares by way of capitalization of profits or reserves at a time when there are in circulation securities issued by the Company and entitling their holders to rights of conversion into shares in the capital of the Company or that the Company has received loans convertible into shares in the capital of the Company or that the Company has issued options to acquire shares in the share capital of the Company (such conversion rights or options as mentioned shall hereinafter be called the "Rights"), the Board may (to the extent that all or any of such Rights are not otherwise adjusted in accordance with their terms) transfer to a special reserve (to be entitled as the Board thinks fit, hereinafter "the Special Reserve") a sum equal to the nominal amount of the share capital which the holders of all or any of such Rights would have received on the capitalization, had they exercised their Rights before the date on which the right to receive bonus shares was prescribed for the issue of bonus shares including fractional entitlements and in the case of a second or subsequent issue of bonus shares the entitlement arising from any previous issue of bonus shares.

28.4.
Upon the allotment by the Company of shares pursuant to the exercise by a holder of his Rights, where the Directors have made a transfer to the special reserve on account of such Rights in accordance with Subsection 28.3 the Company shall also allot, credited as fully paid by means of capitalizing a proper amount of the Special Reserve, the nominal amount of Ordinary Shares fully paid up, which equals the amount relating to his Rights which had been transferred to the Special Reserve, and all fractional entitlements shall be dealt with as the Board thinks fit in its absolute discretion.

28.5.
If after any transfer has been made to the Special Reserve, the Rights shall be terminated or the period for exercising the relevant Rights to which holder was entitled shall have expired and the Rights shall remain unexercised, then any amounts transferred to such Special Reserve in respect of such unexercised rights shall be set free from the Special Reserve and thereafter shall be capable of being dealt with by the Company in any way in which the Company could have dealt with the same, had the same not been transferred to the Special Reserve.

29.	Accounts

The Board shall cause true accounts to be kept in accordance with the Law and with any other law.

30.	Internal Auditor

The Board shall appoint an Internal Auditor; the Internal Auditor shall be appointed at the recommendation of the Audit Committee.

31.	Auditors

31.1.
The annual financial statements of the Company shall be audited at least once in every year by the certified public accountant (hereinafter the “Auditor”) who shall deliver to the shareholders a report on the accounts he has audited in accordance with the provisions of the Law.

31.2.	The Auditor shall be appointed at the Annual General Meeting and shall serve in office until the end of the following Annual Meeting or for a longer period..

31.3.
The remuneration of the Auditor for the Auditing shall be fixed by the Annual General Meeting or empower the Board to determine this matter in its stead and his remuneration for any additional services other than auditing services shall be fixed by the Board.

32.	Registered Office

The Board shall from time to time establish the location of the Company's registered office and shall satisfy all of the requirements of the Law regarding the same.

33.	Winding Up

If the Company shall be wound up, the surplus assets shall be distributed among the shareholders, subject to any rights vested in any class of issued shares at such time, pro rata to the amount paid up or credited as paid up on the nominal value of the shares.

34.	Insurance, Discharge and Indemnification of Office Holders

An "Office Holder" - in this section 35, shall mean an Office Holder as such term is defined in the Companies Law, and an Office Holder of any Subsidiary of the Company and/or in any Affiliate Company of the Company (as these terms are defined in the Securities Law, 5728-1968), who is appointed to this position by the Company.

34.1.
The Company is entitled to enter into a contract for the insurance of an Office Holder's responsibility for any liability that will be imposed on him in consequence of an act (or omission) which he performed by virtue of being an Office Holder, in each of the following:

34.1.1.	A breach of duty of care toward the Company or toward another person;

34.1.2.
A breach of fiduciary duty toward the Company, provided the Office Holder has acted in good faith and had reasonable grounds to assume that the action (or omission) shall not adversely affect the interest of the Company.

34.1.3.	A financial liability imposed on him in favor of any another person.

34.1.4.	Any other liability which is insurable by law.

34.2.	Subject to the provisions of the law, the Company may discharge in advance an Office Holder from his liability in whole or in part as a result of damage due to a breach of his duty of care towards it.

34.3.
The Company is entitled to undertake to indemnify an Office Holder post-facto on account of liability or expense as detailed in subsection 34.5 below, imposed on him or incurred by him due to an act (or omission) performed by him as an Office Holder.

34.4.
The Company is entitled to give an undertaking in advance to indemnify an Office Holder on account of liability or expense as detailed in subsection 34.5 below, imposed on him or incurred by him due to an act (or omission) performed by him as an Office Holder, provided that the indemnification for liability or expense as detailed in subsection 34.5.1 below would be in respect of types of events which, according to the Company's Board of Directors' opinion, are to be expected in light of the Company's activity in fact when the obligation to indemnify was granted, and which are limited to a sum or a criterion that the Board of Directors decided as reasonable in the circumstances of the matter.

The indemnity obligation as to a liability or expense detailed in subsection 34.5.1 will detail the events, which, according to the Board of Directors' opinion, are to be expected in view of the Company's activity at the time when the obligation to indemnify was granted as well as the sum or criterion, which the Board of Directors decided as reasonable in the circumstances of the matter.

34.5.	The terms “liability or expense” for the purpose of Subsections 34.3 and 34.4 shall mean:

34.5.1.
A financial liability imposed on him in favor of any other person pursuant to any judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been approved by a court;

34.5.2.
Reasonable litigation expenses, including attorney's fees, incurred by an Office Holder as a result of an investigation or procedure that was commenced against him by a competent authority authorized to conduct such investigation or procedure, and which terminated without an indictment being filed against such Office Holder and without imposition of a monetary penalty on him in lieu of criminal proceedings, or which terminated without an indictment being filed against him but with the imposition of a monetary penalty in lieu of criminal proceeding in respect of an offence that does not require proof of criminal thought;

In this paragraph -

the "ending of a criminal investigation without an indictment being filed" shall mean that the relevant file has been closed pursuant to section 62 of the Criminal Procedure Law [Combined Version] 5742-1982 ("the Criminal Procedure Law") or that the proceedings have been stayed by the Attorney General pursuant to section 231 of the Criminal Procedure Law;

"monetary penalty in lieu of criminal proceedings" shall mean a financial penalty which was imposed under law in lieu of criminal proceedings, including an administrative fine under the Administrative Offences Law 5746-1985, a fine in respect of an offence which was determined as a fine penalty offence pursuant to the Criminal Procedure Law, a monetary sanction or forfeiture;

34.5.3.
Reasonable litigation expenses, including attorneys’ fees, incurred by an Office Holder or which are imposed on an Office Holder by a court, in proceedings filed against him by the Company, or on its behalf, or by any other person, or in a criminal indictment of which he was a acquitted, or in a criminal indictment in which he was convicted of an offence that does not require proof of criminal thought.

34.6.
The provisions in this Article of Association shall not be interpreted, so as to restrict the Company in any manner in respect of the procurement of insurance or in respect of indemnification in connection with any person who is not an Office

Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

35.	Notices

35.1.
Any notice to be furnished under these Articles shall be furnished in accordance with the requirements of Israeli law and as long as the Company's shares are registered for trading on a trading market outside of Israel only, also in accordance with its regulations.